Exhibit (a)(1)(x)

 Option Exchange Offer  CONFIDENTIAL  June 2023

 CONFIDENTIAL  2  RENT THE RUNWAY  DISCLAIMER  The statements in this presentation concerning the Option Exchange, eligible options, the equity incentive plans and the replacement RSUs are summaries and are not complete descriptions thereof.   The full text of these documents has been filed with the Securities and Exchange Commission and are accessible on the website resources page, which we strongly encourage you to review prior to deciding whether to participate in the Option Exchange.

 Option Overview  TABLE OF CONTENTS  01  Program Details  02  Making Your Elections  03  Key Dates & Next Steps  04  CONFIDENTIAL  3  RENT THE RUNWAY

 Option Overview  CONFIDENTIAL  CONFIDENTIAL  4  RENT THE RUNWAY

 CONFIDENTIAL  5  RENT THE RUNWAY  OUR COMPENSATION PHILOSOPHY  Since the founding of RTR, equity awards have been a key component of compensation for many salaried employees. This was intended to encourage employees to act like owners of the business.   We believe that equity awards help align the incentives of individuals and the company, which leads to more collaboration, coordination, and ultimately better results.   Many employees who joined RTR pre-IPO hold stock options. Post-IPO we shifted to granting equity primarily in the form of RSUs (restricted stock units).

 RENT THE RUNWAY’S SHARE PRICE  Rent the Runway’s share price has declined over recent years, leaving the vast majority of Eligible Options ‘Underwater’.  CONFIDENTIAL  6  RENT THE RUNWAY  UNDERWATER OPTIONS  Weekly Stock Price  2021 Avg. Strike Price  2023 Avg. Strike Price  2022 Avg. Strike Price

 Rent the Runway is offering a voluntary, one-time opportunity to exchange Eligible Options for new replacement RSU grants.  NOT PARTICIPATING  There is no obligation to participate in the Option Exchange and your election to participate will have no effect on our decision to grant future equity awards.  PARTICIPATING  All current U.S. service providers are eligible to exchange Eligible Options for replacement RSUs.  CONFIDENTIAL  7  RENT THE RUNWAY  EXCHANGE PROGRAM  Can be done on a grant-by-grant basis.  Eligible Options you elect to surrender will be cancelled.  Replacement RSUs will be granted.  A new Grant Agreement will be provided through Shareworks.

 Program Details  CONFIDENTIAL  CONFIDENTIAL  8  RENT THE RUNWAY

 All Active U.S.-based Employee, Individual Consultant, or Non-employee Director  Generally, anyone who is an active, U.S. based service provider of Rent the Runway on the date this offer commences and who remains an active service provider through the completion of the Option Exchange.  WHO IS ELIGIBLE?  WHICH STOCK OPTIONS ARE ELIGIBLE FOR THE EXCHANGE?  CAN I EXCHANGE A PORTION OF MY ELIGIBLE OPTIONS?  All Outstanding and Unexercised Stock Options prior to the completion of the Option Exchange:  Amended and Restated 2021 Incentive Award Plan  2019 Stock Incentive Plan  2009 Stock Incentive Plan  Yes  You may elect to exchange your Eligible Options on a grant-by-grant basis.   No partial exchanges of any grants will be permitted. You either exchange all options granted on a certain date, or none of those options.  CONFIDENTIAL  9  RENT THE RUNWAY  EXCHANGE PROVISIONS

 During the Option Exchange  The exchange window opens on June 9, 2023, and closes at 11:59 PM (ET) on July 10, 2023.  WHEN CAN I EXCHANGE MY ELIGIBLE OPTIONS?  WHAT IS THE GRANT DATE OF THE REPLACEMENT RSUs?  WHEN WILL THE REPLACEMENT RSUs VEST?  July 11, 2023  The new, replacement RSUs received in the exchange will have a grant date of July 11, 2023.  Two-Year Vesting Schedule¹  Generally, the new grants issued in the Option Exchange will vest in eight equal quarterly installments over two (2) years, on November 1, 2023, February 1, 2024, May 1, 2024, August 1, 2024, November 1, 2024, February 1, 2025, May 1, 2025 and August 1, 2025.  CONFIDENTIAL  10  RENT THE RUNWAY  EXCHANGE PROVISIONS  ¹ Should you terminate employment with Rent the Runway before the two-year vesting period is over, any RSUs that have not yet vested will be forfeited (even if the option award exchanged in the Option Exchange had previously fully vested).

 CONFIDENTIAL  11  RENT THE RUNWAY  “VALUE-FOR-VALUE” EXCHANGE RATIO - Currently Expected to be 2.0 to 3.8* SO   ELIGIBLE OPTIONS  The value that you can realize from the replacement RSUs, or your existing Eligible Options, depends on Rent the Runway’s future share price and timing of exercise.  RSU  The number of replacement RSUs will be rounded down to the nearest whole share. Fractional RSUs will not be granted in the Option Exchange.  The number of new RSUs received in the exchange will be less than the number of original Eligible Options exchanged.  1 RSU  2.0 – 3.8*  OPTIONS  *We currently expect that an exchange ratio between 2.0 and 3.8 to 1.0 (2.0 – 3.8 : 1.0) will be selected by the Compensation Committee after the close of trading on July 7, 2023, using a Black-Scholes valuation model, meaning that for every 2.0 to 3.8 eligible options surrendered, a participant will receive one replacement RSU (with any fractional replacement RSUs rounded down to the nearest whole share on a grant-by-grant basis). However, because the exchange ratio will be based in part on the future value of our Class A common stock, which is inherently difficult to predict, the final exchange ratio selected by the Compensation Committee could fall outside of this range. For example, if the trailing 20-Day volume weighted average price (the "20-Day VWAP") is between $1.00 - $2.00, the exchange ratio could potentially fall within a range as high as 2.5-4.1 to 1.0 and, conversely, if the 20-Day VWAP is between $4.00 - $5.00, the exchange ratio could potentially fall within a range as low as 1.7-2.1 to 1.0. After the close of trading, U.S. Eastern Time, on July 7, 2023, we will distribute by email to all holders the exact exchange ratio to be used in the Option Exchange with respect to all eligible options.

 CONFIDENTIAL  12  RENT THE RUNWAY  EXCHANGE RATIOS  Hypothetical Exchange Ratios for Eligible Options  Number of Eligible Options   Exchange Ratio  Number of Replacement RSUs  1,000  2.0 : 1.0  500  1,000  2.3 : 1.0  434  1,000  2.6 : 1.0  384  1,000  2.9 : 1.0  344  1,000  3.2 : 1.0  312  1,000  3.5 : 1.0  285  1,000  3.8 : 1.0  263  For illustrative purposes only, below is a table setting forth the number of replacement RSUs you could receive in exchange for an eligible option to purchase 1,000 shares, at various exchange ratios within the currently expected range.

 ‘BREAK EVEN’ PRICE  This chart illustrates the crossover or ‘break even’ price. Below this price, the new RSUs will provide more value, and above this price, the existing Stock Options will provide more value (example for illustrative purposes only).  CONFIDENTIAL  13  RENT THE RUNWAY  EXCHANGE RATIO EXAMPLE  Rent the Runway Stock Price  Total Value  Replacement RSUs  Original Stock Options  ‘Break Even’ Stock Price  Value of RSUs with Exchange  Value of Original Options is Higher

 PARTICIPATION  The choice to participate in the Option Exchange is solely up to YOU. If you do not participate in the Option Exchange, you will continue to hold your Eligible Options. Your election to participate in the Option Exchange will have no effect on our decision to grant future equity awards.  APPROVALS  Although the Rent the Runway Board of Directors and stockholders have approved this Option Exchange, neither Rent the Runway, the members of our Board of Directors nor our management make any recommendations as to whether you should participate in the Option Exchange.  CONFIDENTIAL  14  RENT THE RUNWAY  YOUR CHOICE

 We strongly recommend that you consult with your own legal counsel, accountant, financial and/or tax advisor(s) to determine the personal tax consequences of participating in the Option Exchange.  Choosing to participate in the exchange is NOT expected to give rise to an immediate U.S. taxable event in the ordinary course.  If you elect to exchange your outstanding Eligible Options, the replacement RSUs are expected to be taxed as ordinary income upon settlement of the replacement RSUs for U.S. tax purposes.  Tax consequences may vary depending on each individual’s circumstances and replacement RSUs received may be less tax-advantageous than Eligible Options exchanged in some cases.  CONFIDENTIAL  15  RENT THE RUNWAY  U.S. TAXATION

 Today’s meeting is just the first step.     Please reach out to your HR VP or email: legal@renttherunway.com   if you have any questions.  CONFIDENTIAL  16  RENT THE RUNWAY  MORE INFORMATION

 Making Your Elections  CONFIDENTIAL  CONFIDENTIAL  17  RENT THE RUNWAY

 Your elections can be made through the Option Exchange Program website:https://MyOptionExchange.com  ELECTIONS MADE  WHAT YOU CAN DO  CONFIRMATION OF ELECTIONS  View Offer Documents and FAQs.  Elect to exchange Eligible Options on a grant-by-grant basis.  View the cross-over point for each Eligible Option and model the value of your Eligible Options and your potential replacement RSUs at assumed future stock prices.  You will receive an email confirmation of your elections upon completion.  You can change your election any time during the 20-Business Day Offer Period.  Once the Option Exchange has closed, only the final election will be considered.  CONFIDENTIAL  18  RENT THE RUNWAY  OVERVIEW  After the close of trading, U.S. Eastern Time, on July 7, 2023, we will distribute by email to all holders the exact exchange ratio to be used in the Option Exchange with respect to all eligible options. Your final elections must be received prior to the Option Exchange deadline of 11:59 PM ET on Monday July 10, 2023.

 Go to https://MyOptionExchange.com and click “Register as a new user” to register to create an account.  MYOPTIONEXCHANGE.COM  1  CONFIDENTIAL  19  RENT THE RUNWAY

 Create a new account using your work email and selecting a password of your choice.Passwords must be a minimum of 8 characters, include both upper and lower-case letters, and at least one special character.  MYOPTIONEXCHANGE.COM  2  CONFIDENTIAL  20  RENT THE RUNWAY

 Once you’ve created a new account, log in using your work email and newly-created password.  MyOptionExchange utilizes verification identity, so each time you attempt to log in you’ll need to provide a verification code.  A verification code will be sent to your work e-mail. The verification code will remain active for approximately 30 minutes, after which a new code will need to be requested.  MYOPTIONEXCHANGE.COM  3  CONFIDENTIAL  21  RENT THE RUNWAY

 If you need a new verification code, click ‘Resend Code’, otherwise, type in the verification code you received via email.  The verification email will come from info@mail.infiniteequity.com.  MYOPTIONEXCHANGE.COM  4  CONFIDENTIAL  22  RENT THE RUNWAY

 The homepage has resources as well as information about the exchange. You will want to click the ‘Election Form’ button or the ‘Election Form’ tab at the top of the screen in order to proceed with making your elections.  MYOPTIONEXCHANGE.COM  5  CONFIDENTIAL  23  RENT THE RUNWAY  Placeholder Screenshot

 You can now proceed with making your elections. You will submit your elections on the Election Form page by indicating which Eligible Options you wish to exchange by selecting “Exchange” or “Do Not Exchange” in the Election column.  MYOPTIONEXCHANGE.COM  6  CONFIDENTIAL  24  RENT THE RUNWAY  Placeholder Screenshot

 After making your elections, you will be asked to confirm them through electronic signature.You will be sent an email confirmation after you hit ‘Submit’.  MYOPTIONEXCHANGE.COM  7  CONFIDENTIAL  25  RENT THE RUNWAY  Placeholder Screenshot

 Once you have confirmed your election and are ready to exit your session, click the ‘Log Off’ button.  MYOPTIONEXCHANGE.COM  8  CONFIDENTIAL  26  RENT THE RUNWAY  Placeholder Screenshot

 MYOPTIONEXCHANGE.COM  8  CONFIDENTIAL  27  RENT THE RUNWAY  Placeholder Screenshot  MyOptionExchange.com has tools to model out the value of your Eligible Options at various potential future stock prices based on which grants you choose to exchange.Just click the ‘Value Calculator’ button on the exchange page or the ‘Value Calculator’ tab to access the tool.

 Key Dates & Next Steps  CONFIDENTIAL  CONFIDENTIAL  28  RENT THE RUNWAY

 CONFIDENTIAL  29  RENT THE RUNWAY  KEY DATES & NEXT STEPS  JUNE 9, 2023  Commencement of Exchange  JULY 10, 2023  Participation window closes at 11:59 PM ET  JUNE 9, 2023 – JULY 10, 2023  Employees can elect whether to exchange Eligible Options on a grant-by-grant basis through the MyOptionExchange.com portal  JULY 11, 2023  Exchanged Eligible Options Cancelled  Replacement RSUs Granted  JULY 7, 2023  Final exchange ratio determined and announced

 Appendix  CONFIDENTIAL  CONFIDENTIAL  30  RENT THE RUNWAY

 EXCHANGE RATIO  The number of shares underlying Eligible Options you will need to exchange for 1 replacement RSU (e.g., 2 shares underlying a Stock Option for 1 new RSU). We currently expect that an exchange ratio between 2.0 and 3.8 to 1.0 (2.0 – 3.8 : 1.0) will be selected by the Compensation Committee.   EXPIRATION TIME  The last possible time you can elect to participate in the Option Exchange. The Option Exchange is scheduled to expire at 11:59 PM U.S. Eastern Time on July 10, 2023, unless extended. After the Expiration Date, the Stock Option is forfeited if you have not previously exercised.   RESTRICTED STOCK UNIT (RSU)  The right to receive a fixed number of Rent the Runway shares over a vesting period without paying any exercise price. Shares are issued automatically at the end of each vesting period.  STOCK OPTION  The right to buy a share of Rent the Runway’s Class A or Class B common stock, as applicable, at a fixed price (called the Strike Price or Exercise Price) for a certain period of time.  STRIKE PRICE / EXERCISE PRICE  The price at which Rent the Runway shares can be purchased upon exercise of a Stock Option. The Strike Price is set when the Stock Option is granted.  UNDERWATER OPTION  A Stock Option that has a Strike Price that is higher than the current price of Rent the Runway stock. Underwater Options do not have immediate value but can have value in the future if Rent the Runway’s Stock Price increases above the Strike Price prior to the expiration of the Stock Option.   VESTING PERIOD  The amount of time you must remain employed by Rent the Runway in order to vest in the replacement RSUs received. Any unvested replacement RSUs may be forfeited at the time of a termination of service.   CONFIDENTIAL  31  RENT THE RUNWAY  KEY TERMS & DEFINITIONS

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